Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of February 8, 2007, is made by and between The Reader’s Digest Association, Inc., a corporation duly organized and existing under the laws of the State of Delaware, as issuer (the “Company”), and The Bank of New York, as successor trustee (the ”Trustee”).  Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture (as defined below).

RECITALS:

A.            The Company and the Trustee are party to an Indenture, dated as of March 3, 2004 (the “Indenture”).

B.            Pursuant to the Indenture, the Company issued and the Trustee authenticated and delivered an aggregate principal amount of $300,000,000 of the Company’s 6½% Senior Notes due 2011 (the “Notes”).

C.            The Company desires and has requested the Trustee to join with the Company in the execution and delivery of this First Supplemental Indenture for the purpose of amending the Indenture in order to eliminate certain covenants and Events of Default.

D.            Section 9.2 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee to amend or supplement certain provisions of the Indenture with the consent of Holders of at least a majority in principal amount of the Notes then outstanding and the authorization by a resolution of the Board of Directors of the Company authorizing the execution of any such amended or supplemental indenture.

E.             Pursuant to a solicitation by the Company, consents to the amendments to the Indenture, which will eliminate certain covenants and Events of Default pursuant to this First Supplemental Indenture, of Holders of at least a majority in principal amount of the Notes then outstanding have been received and a resolution of the Board of Directors of the Company has authorized the Company to enter into this First Supplemental Indenture with the Trustee.

F.             The Company has furnished, or caused to be furnished, to the Trustee, and the Trustee has received an Officers’ Certificate and an Opinion of Counsel relating to this First Supplemental Indenture.

G.            All things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment to the Indenture have been done.

NOW THEREFORE, the parties hereto agree for the benefit of the other parties, as follows:

AGREEMENT:

Section 1.              Amendments to the Indenture.

1.1          SECTION 4.3 of ARTICLE IV of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.2          SECTION 4.4 of ARTICLE IV of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.3          SECTION 4.5 of ARTICLE IV of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.4          SECTION 4.6 of ARTICLE IV of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.5          SECTION 4.7 of ARTICLE IV of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.6          SECTION 4.8 of ARTICLE IV of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.7          SECTION 4.9 of ARTICLE IV of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.8          SECTION 4.10 of ARTICLE IV of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.9          SECTION 4.11 of ARTICLE IV of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.10        SECTION 4.12 of ARTICLE IV of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.11        SECTION 4.13 of ARTICLE IV of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.12        SECTION 4.14 of ARTICLE IV of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.13        SECTION 4.15 of ARTICLE IV of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.14        SECTION 4.16 of ARTICLE IV of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.15        SECTION 5.1 of ARTICLE V of the Indenture is amended by deleting the section in its entirety, and replacing it with the following:

Merger, Consolidation or Sale of Assets. Nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of the Company with or into any other Person (whether or not affiliated with the Company), or any merger or consolidation of any Person (whether or not affiliated with the Company) with or into the Company or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, or shall prevent any sale, conveyance, transfer or lease of the assets or other property of the Company or its successor or successors substantially as an entirety to any other Person (whether or not affiliated with the Company or its successor or successors), provided that no Event of Default shall result from such consolidation, merger, sale or lease and that the Company has delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee, each stating that such merger, consolidation, or sale of assets complies with this Section 5.1.

1.16        CLAUSE (4) of SECTION 6.1 of ARTICLE VI of the Indenture is amended by deleting the clause in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.17        CLAUSE (5) of SECTION 6.1 of ARTICLE VI of the Indenture is amended by deleting the clause in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.18        CLAUSE (6) of SECTION 6.1 of ARTICLE VI of the Indenture is amended by deleting the phrase “or any Significant Subsidiary of the Issuer.”

1.19        CLAUSE (7) of SECTION 6.1 of ARTICLE VI of the Indenture is amended by deleting the phrase “or any Significant Subsidiary of the Issuer.”

1.20        CLAUSE (8) of SECTION 6.1 of ARTICLE VI of the Indenture is amended by deleting the clause in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.21        SECTION 8.4 of ARTICLE VIII of the Indenture is amended by deleting the section in its entirety, together with any references thereto in the Indenture, and replacing it with the following:  “Intentionally omitted.”

1.22        Any defined terms present in the Indenture but no longer used as a result of the amendments made by this First Supplemental Indenture are hereby eliminated.  The definition of any defined term used in the Indenture where such definition is set forth in any of the sections or clauses that are eliminated by this First Supplemental Indenture and the term it defines is still used in the Indenture after the amendments hereby become effective shall be deemed to become part of, and defined in, Section 1.1 of the Indenture.  Such defined terms are to be in alphanumeric order within Section 1.1 of the Indenture.

Section 2.              Miscellaneous.

2.1          Effect and Operation of First Supplemental Indenture.  This First Supplemental Indenture shall be effective and binding immediately upon its execution and thereupon this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby, but, notwithstanding anything in the Indenture or this First Supplemental Indenture to the contrary, this First Supplemental Indenture shall not be operative until the Company has accepted for payment all of the Notes validly tendered pursuant to the Tender Offer (as defined in the Company’s Offer to Purchase and Consent Solicitation Statement, dated January 25, 2007 (the “Statement”)).  If the Tender Offer is terminated or withdrawn, or the Notes are not accepted for purchase for any reason, this First Supplemental Indenture will not become operative and the Indenture will remain in the same form as it was before this First Supplemental Indenture was executed.  Except as modified and amended by this First Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect.

2.2          Confirmation and Preservation of the Indenture.  The Indenture as modified and amended by this First Supplemental Indenture is in all respects confirmed and preserved.

2.3          Indenture and First Supplemental Indenture Construed Together.  This First Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

2.4          Trust Indenture Act Controls.  If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the Trust Indenture Act, the required provision shall control.

2.5          Governing Law.  THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE

APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

2.6          Successors.  All agreements of the Company in this First Supplemental Indenture shall bind its successors.  All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

2.7          Counterpart Originals.  The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

2.8          Headings.  The headings of the Sections of this First Supplemental Indenture, which have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

2.9          Severability.  In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.10        Benefits of First Supplemental Indenture.  Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors and the Holders of Notes any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

2.11        Trustee.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.  The statements and recitals herein are deemed to be those of the Company and not of the Trustee.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date and the year first written above.

THE READER’S DIGEST ASSOCIATION, INC.,
as issuer

By:	/s/ Michael S. Geltzeiler
Name: Michael S. Geltzeiler
Title: Senior Vice President and Chief
Financial Officer

THE BANK OF NEW YORK,
as trustee

By:	/s/ James D. Heaney
Name: James D. Heaney
Title: Vice President

S-1